Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Global High Yield Corporate Bond ETF (ISHGHYG) iShares iBoxx $ High Yield Corporate Bond ETF (ISHHYLD) iShares B - Ca Rated Corporate Bond ETF (ISHQLTC)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Multi-Asset Income - Passive High Yield Portfolio (BR-INC-PHY) BlackRock Secured Credit Portfolio (BR-MSB)
BlackRock Credit Allocation Income Trust (Preferred Sleeve) (BTZ-PREF) BlackRock High Yield Portfolio of BlackRock Series Fund, Inc (BVA-HI) BlackRock High Yield V.I. Fund (BVA-HY)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Corporate High Yield Fund, Inc. (HYT)
MIST BlackRock High Yield Portfolio (MIST-HY)
AST BlackRock Global Strategies Portfolio (US High Yield) (PRU-AA-HY)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
07-30-2014

Security Type:
BND/CORP


Issuer
Mallinckrodt International Finance S.A. and Mallinckrodt CB
LLC (2022)

Selling Underwriter
Barclays Capital Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Barclays Capital Inc., Deutsche Bank Securities Inc.,
Citigroup Global Markets Inc., Wells Fargo Securities,
LLC, Mizuho Securities USA Inc., PNC Capital Markets
LLC, SunTrust Robinson Humphrey, Inc.

Transaction Details
Date of Purchase
07-30-2014


Purchase Price/Share
(per share / % of par)
$100.00

Total
Commission,
Spread or Profit
1.50


1.	Aggregate Principal Amount Purchased (a+b)
$40,000,000

a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$21,285,000

b.Other BlackRock Clients
$18,715,000

2.	Aggregate Principal Amount of Offering
$900,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.04444


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[ ] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering[Issuer must have 3 years of
 continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
08-01-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
08-01-2014

Global Syndicate Team Member